Exhibit 24

Power of Attorney

Each of the undersigned, in the capacity or capacities set forth below his or her signature as a member of the Board of Directors and/or an officer of Schlumberger Limited, a Curaçao corporation (“the Corporation”), hereby appoints Simon Ayat, Howard Guild and Alexander C. Juden, or either of them, the attorney or attorneys of the undersigned, with full power of substitution and revocation, for and in the name, place and stead of the undersigned to execute and file with the Securities and Exchange Commission the Annual Report on Form 10-K under the Securities Exchange Act of 1934 (the “Exchange Act”) for the fiscal year ending December 31, 2010, and any amendment or amendments to any such Annual Report on Form 10-K, and any agreements, consents or waivers relative thereto, and to take any and all such other action for and in the name and place and stead of the undersigned as may be necessary or desirable in order to comply with the Exchange Act or the rules and regulations thereunder.

/s/ Philippe Camus Philippe Camus Director	/s/ Michael E. Marks Michael E. Marks Director

/s/ Peter L.S. Currie Peter L.S. Currie Director	/s/ Elizabeth Moler Elizabeth Moler Director

/s/ Andrew Gould Andrew Gould Chairman and Chief Executive Officer	/s/ Leo Rafael Reif Leo Rafael Reif Director

/s/ Tony Isaac Tony Isaac Director	/s/ Tore Sandvold Tore Sandvold Director

/s/ K.V. Kamath K.V. Kamath Director	/s/ Henri Seydoux Henri Seydoux Director

/s/ Nikolay Kudryavtsev Nikolay Kudryavtsev Director	/s/ Adrian Lajous Adrian Lajous Director

Date: January 20, 2011